THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

COMMON STOCK PURCHASE WARRANT
January 12, 2006

Certificate Representing 30,000 Warrants
To Purchase Shares of Common Stock of

CYTOMEDIX, INC.

THIS IS TO CERTIFY THAT, for value received, The Wall Street Group, Inc., or its assigns, (the “Holder”), is entitled to purchase from Cytomedix, Inc., a Delaware corporation (the “Company”), Thirty Thousand (30,000) shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the terms and conditions hereinafter set forth.

I. Grant and Vesting. The Company hereby grants to the Holder warrants (the “Warrants”) to purchase up to Thirty Thousand (30,000) shares of Common Stock at a purchase price equal to $6.00 per share. The Warrants shall vest as follows: 12,500 shares of Common Stock shall vest immediately; 2,500 shares of Common Stock February 1, 2006; 2,500 shares of Common Stock March 1, 2006; 2,500 shares of Common Stock April 1, 2006; 2,500 shares of Common Stock May 1, 2006; 2,500 shares of Common Stock June 1, 2006; 2,500 shares of Common Stock July 1, 2006; and 2,500 shares of Common Stock August 1, 2006.

II. Exercise Period. The Warrants shall be exercisable commencing on the date of original issuance of the Warrants and continue to be exercisable until 5:00 p.m., Central Standard Time, January 11, 2011.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the 12th day of January, 2006.

CYTOMEDIX, INC.

/s/ Kshitij Mohan
Kshitij Mohan
Chief Executive Officer